Exhibit 99.1

For Immediate Release

Contact: Thomas F. Hoffman

                (412) 831-4060

CONSOL Energy Announces Second Quarter Results

Net Income Improves 148%, EBITDA Improves 13%

PITTSBURGH (July 26, 2004) – CONSOL Energy Inc. (NYSE:CNX), a producer of high-Btu bituminous coal and of coalbed methane gas, reported net income of $26.2 million, or $0.29 per diluted share, for its quarter ended June 30, 2004, compared with net income of $10.6 million, or $0.13 per diluted share, in the same quarter a year earlier. Net cash from operating activities was $92.1 million for the June 2004 quarter compared with $195.7 million in the same quarter a year earlier. Net cash in the June 2003 quarter benefited from a refund of approximately $68 million of federal excise tax paid on export sales and from $50.0 million received from the securitization of accounts receivable. EBITDA was $95.0 million for the June 2004 quarter, an increase of 12.9 percent compared with the June 2003 quarter.

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended June 30, 2004	Quarter Ended June 30, 2003	Six Months Ended June 30, 2004		Six Months Ended June 30, 2003
Total Revenue and Other Income	$674.6	$556.5	$1,325.4		$1,116.3
Net Income (Loss)	$26.2	$10.6	$142.5	#	$18.7
Earnings Per Share (Diluted)	$0.29	$0.13	$1.57	#	$0.24
Net Cash from Operating Activities	$92.1	$195.7	$187.6		$239.1
EBITDA	$95.0	$84.2	$199.3	*	$142.1	*
EBIT	$33.3	$21.9	$78.1	*	$19.1	*
Capital Expenditures	$(100.3)	$(64.1)	$(204.6)		$(110.7)
Other Investing Cash Flows	$4.3	$(0.6)	$14.1		$72.8

In millions of dollars except per share data. Capital expenditures do not include equity affiliates. Other investing cash flows represents net cash used in investing activities less capital expenditures and includes: Additions to mineral leases; Investment in Equity Affiliates; Proceeds from sales of Assets. # First quarter net income has been restated to increase by approximately $2.2 million to reflect the recognition of the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 as of March 8, 2004. *Before cumulative effect of accounting change.

“Net income for the quarter is up nearly 150 percent compared with a year ago,” said J. Brett Harvey, president and chief executive officer, “lifted by the combination of higher production volumes for coal and gas and by the tide of rising coal and gas prices.” Harvey said revenues from the sale of company-produced coal improved 17.5 percent while sales of company-produced gas improved 33.2 percent. “We expect these same factors to influence results for the remainder of this year and for next year.”

Harvey said he expects coal production volumes to increase substantially in the fourth quarter of the year as two previously announced expansion projects come on line. “Both the expansion of McElroy Mine and the expansion of the Bailey Preparation Plant are on schedule and are expected to meaningfully impact results in the fourth quarter,” he said.

Harvey also noted that the company’s financial flexibility has improved along with improving operating results and with the completion of a new $600 million bank credit facility that had previously been disclosed. “We have the financial capacity to do the things we want to do to take advantage of the opportunities that the market and our substantial asset base provide,” he said.

Analysis of the Quarter

Total Revenue and Other Income increased $118.1 million, or 21.2 percent, in the quarter-to-quarter comparison. The increase primarily was the result of increased production volumes and increased prices for company-produced coal and gas.

Total Costs increased $107.1 million, or 19.8% in the quarter-to-quarter comparison. Cost of Goods Sold and Other Operating Charges increased 25.8 percent primarily due to a 24 percent increase for company-produced coal as a result of previously disclosed higher Combined Fund premiums, and higher unit costs for maintenance, labor and supplies, partially offset by lower retiree health benefit expense.

Selling, General and Administrative costs quarter-to-quarter decreased $2.1 million or 11.0 percent primarily because of a previously disclosed workforce reduction in December 2003 and lower professional consulting costs.

Depreciation, Depletion and Amortization quarter-to-quarter essentially was unchanged.

Interest expense quarter-to-quarter essentially was unchanged.

Taxes other than income increased quarter-to-quarter $6.1 million, or 14.3 percent primarily reflecting increased production-related taxes resulting from increased production volumes and increased prices for coal and gas.

Net income increased in the quarter-to-quarter comparison because of increased sales volumes and increased sales prices for both coal and gas. Net cash provided by operating activities quarter-to-quarter increased 14.6 percent after excluding the effects in the June 2003 quarter from a tax case settlement and the securitization of accounts receivable primarily due to higher net income.

Total debt in the quarter-to-quarter comparison decreased $97.0 million, or 18.5 percent because of reductions in both short and long-term borrowings.

As of June 30, 2004, CONSOL Energy had $433.5 million in total liquidity, which is comprised of $60.1 million in cash and $373.4 million available under its $600.0 million bank facility.

Coal Operations

	Quarter Ended June 30, 2004	Quarter Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
Total Coal Sales	17.3	16.0	34.7	32.2
Sales – Company Produced	16.7	15.4	33.6	31.0
Coal Production	16.5	15.5	33.4	31.1
Average Realized Price – Company Produced	$29.77	$27.38	$29.30	$27.22
Operating Costs	$20.68	$17.93	$20.07	$18.15
Non-operating Charges	$4.62	$4.69	$4.59	$4.54
DD&A	$2.56	$2.59	$2.46	$2.54
Total Cost – Company Produced *	$27.86	$25.21	$27.11	$25.23

Sales and production in millions of tons, and includes CONSOL Energy’s portion from equity affiliates. Prices, costs, charges and DD&A in dollars per ton. Operating costs include items such as labor, supplies, power, preparation costs, project accruals, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premium), royalties, production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. *Amounts may not add due to rounding.

Coal Segment performance improved in the quarter-to-quarter comparison. Total coal sales increased 1.3 million tons, or 8.0 percent, because of an increase of approximately 1.0 million tons of coal produced for sale and because of sales from inventory. Higher coal production reflects the reactivation of the Loveridge Mine in March 2004 and higher production from the Bailey Mine. Production gains in the quarter-to-quarter comparison were offset somewhat by lower production at Enlow Fork Mine, Mine 84 and Buchanan Mine in the quarter-to-quarter comparison.

Higher coal sales reflect increased demand coupled with increased company production. Average realized prices for company produced coal increased, quarter-to-quarter, by $2.39 per ton, reflecting improved contract prices for both steam and metallurgical coals, and higher spot prices for both steam and metallurgical coals. CONSOL Energy produced about 1.7 million tons of metallurgical grade coal during the quarter.

Costs for company-produced coal increased $2.65 per ton because of previously announced increases in the Combined Fund premium, higher maintenance, labor and supply, and higher production taxes (related to higher prices received). These cost increases were offset partially by lower selling and general administrative costs and by lower retiree health benefit expense.

“A portion of our higher labor and supply costs reflect a number of needed maintenance projects we are doing to get mine infrastructure in shape to hit the higher volume targets we have for the latter part of this year and for 2005,” Harvey explained. “In addition, we have added additional continuous miner shifts to the schedule at a number of mines to ensure that we stay ahead of our longwalls.”

Harvey said mines equipped with longwall mining machines use smaller continuous mining machines to delineate areas of the reserve, called panels, that will be extracted by the larger and more efficient longwalls. Mines attempt to delineate more than one panel in advance, allowing the longwall machine to move to an adjacent new panel without delay following the completion of mining in the active panel.

Harvey said that supply costs also have been impacted by higher prices for steel and other metals and for diesel fuel.

Gas Operations

	Quarter Ended June 30, 2004	Quarter Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
Volumes
Gas Sales Volumes – Produced gross	13.8	12.6	27.1	24.6
Gas Sales Volumes – Produced net	12.1	11.0	23.7	21.5
3rd Party Gas Gathered Volumes	0.6	0.3	1.1	0.4
Price Received	$4.94	$4.06	$5.12	$4.22
Costs – Production
Lifting	$0.26	$0.34	$0.28	$0.31
Other Production Costs	$0.18	$0.16	$0.16	$0.18
Administration	$0.29	$0.24	$0.30	$0.25
DD&A	$0.43	$0.59	$0.43	$0.59
Production Taxes	$0.18	$0.14	$0.18	$0.15
Costs – Gathering
Operating Costs	$0.68	$0.68	$0.65	$0.63
DD&A	$0.27	$0.29	$0.26	$0.28
Total Costs*	$2.29	$2.44	$2.26	$2.39

Volumes, including CONSOL Energy’s portion from equity affiliates, in billions of cubic feet. Price Received and Costs shown as dollars per 1,000 cubic feet (Mcf). Royalty payments, which are included in Cost of Goods Sold for gas in our income statement, were $0.57/Mcf and $0.60/Mcf in the 2004 quarter and six month periods respectively, compared with $0.53/Mcf and $0.50/Mcf in the 2003 quarter and six month periods respectively. *Amounts may not add due to rounding.

Sales volumes for company-produced gas net of the royalty owners’ interest increased 10.0 percent in the quarter-to-quarter comparison. The growth in gas sales was the result of continued strong demand for natural gas and increased company production from additional completed wells on proved reserves. Gas prices received increased 21.7 percent, reflecting continued concerns about declining North American gas production, increased oil prices and the continuing recovery of the United States economy.

Unit production costs net of production taxes were $1.16 per Mcf, a reduction of 12.8 percent compared with the same quarter in 2003. Unit production costs declined because of lower lifting costs and lower DD&A due to gob gas production.

Average daily gross production quarter-to-quarter rose 9.6 percent to 152.2 million cubic feet from 138.9 million cubic feet.

Developments During the Quarter

CONSOL Energy completed a $600 million senior secured credit facility, effective June 30, 2004, to replace an existing facility of $266.8 million. The new agreement consists of a five-year $400 million revolving credit facility and a six-year $200 million Tranche B credit-linked deposit facility. The revolving credit and Tranche B letter of credit facilities will be used for general corporate purposes of CONSOL Energy and its subsidiaries, including working capital, capital expenditures and letter of credit needs. Cash collateralized letters of credit issued previously were transferred to the Tranche B facility and the $190 million of cash collateral was released and used to pay down short term debt.

Subsequent Events

The company announced that it expects to reactivate the Emery Mine in Utah during the third quarter. The mine, which has been idle since September 2003, is expected to produce about 0.2 million tons during the remainder of the year, an amount sufficient to retain federal coal leases that constitute a part of the mine’s reserve. The company currently is discussing sales contracts with potential customers.

Outlook

Quarter Ending September 30, 2004
Coal Production	16.6 – 17.2
Coal Sales – Company Produced	16.6 – 17.2
Averaged Realized Price/Ton	$29.20 – $29.50
Committed Coal Sales - 2004	Sold Out
Gas Production/Sales Volumes	14.0 – 14.4 (gross) 12.3 – 12.6 (net)
Fixed Prices Gas Sales	11.9 @ $4.85
CAPEX	$115 – $130
Net Income/Share	$0.05 – $0.10
Net Cash from Operating Activities	$80 – $90
EBITDA	$87 – $92
Diluted Shares Outstanding	90.667

Coal sales and production in millions of tons. Gas volumes in billions of cubic feet; gas prices in dollars per thousand cubic feet; gas volumes and prices include CONSOL Energy’s portion of production from equity affiliates; CAPEX in millions; Net Cash from Operating Activities in millions; shares outstanding in millions. “Committed sales” tons include both executed contracts and expected sales where terms largely have been agreed upon with a customer, but for which signed contracts have yet to be executed.

As of June 30, 2004, CONSOL Energy and its affiliates have the following committed sales of coal and the following fixed price sales for gas in 2005:

Coal	61
Gas	37.0@$4.60

Coal sales in millions of tons. Gas sales in billions of cubic feet. Gas prices in dollars per thousand cubic feet.

“We expect to achieve our targets for 2004,” Harvey said. “In doing so, we are setting the stage for a very strong year in 2005. Energy demand should remain strong and we expect to have increased capacity in place to benefit from the higher demand and from the higher prices for coal and gas that we will have locked in or can expect to receive in the spot markets.”

Harvey said the company believes that coal and gas inventories nationwide are adequate to avoid major disruptions in electricity production or other uses. “On the other hand, coal inventories at power plants and mines remain well below levels of a few years ago, and current high prices for gas suggest that the market recognizes that domestic gas producers are straining to replace annual volumes of gas consumed.”

Harvey said the growing worldwide demand for energy, low coal inventories and constrained production capacity in both coal and natural gas should result in very good markets for energy producers. “As a result of our continued investment in infrastructure and in increased capacity we are in a very good position among energy producers,” he said.

Harvey noted that the company’s major expansion projects, the McElroy Mine in West Virginia and the Bailey Preparation plant in Pennsylvania are on schedule, and are projected to add about 7 million tons of capacity for 2005. “In addition, we have initiated several smaller projects on our reserves in Utah and West Virginia that are expected to produce incremental tons that can be sold at very attractive market prices.”

“We also expect to continue to increase production volumes from our coalbed methane reserves in Virginia for the remainder of this year and in 2005,” he said.

“In addition, we are encouraged by results from our joint venture production of conventional natural gas in Virginia.” Harvey said CONSOL Energy plans to expand its shallow, conventional gas-drilling program in southwestern Virginia, based on the results from the first eight wells drilled in 2003.

CONSOL Energy and CNR LLC, a privately-held exploration and production company headquartered in Charleston, West Virginia, formed a joint venture last year to explore for natural gas in shallow formations on approximately 140,000 acres controlled by CONSOL Energy in southwestern Virginia. Thus far, the drilling program has covered only about 1,300 acres.

“The first eight wells have been completed and all have achieved commercial production of pipeline quality gas,” said Harvey. The original eight wells were drilled to a depth between 5,000 to 5,500 feet and encountered multiple production zones. “Based on these results, the partners have agreed to drill an additional 15 wells this year,” Harvey explained, “and continue to evaluate the drilling program as we go.”

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 19 bituminous coal mining complexes in seven states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 150.1 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has a joint-venture company to produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.2 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: http://www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

	Quarter Ended 6/30/04	Quarter Ended 6/30/03	Six Months Ended 6/30/04	Six Months Ended 6/30/03
Net Income/(Loss)	$26,205	$10,559	$142,488	$18,716
Less: Cumulative Effect of Accounting Change			(83,373)	(4,768)

Adjusted Net Income	26,205	10,559	59,115	13,948

Add: Interest Expense	8,321	8,490	17,382	17,966
Less: Interest Income	(1,245)	(1,900)	(3,192)	(3,124)
Add: Income Taxes	21	4,710	4,828	(9,739)

Earnings Before Interest & Taxes (EBIT)	33,302	21,859	78,133	19,051

Add: Depreciation, Depletion & Amortization	61,725	62,293	121,195	122,999

Earnings Before Interest, Taxes and DD&A (EBITDA)	$95,027	$84,152	$199,328	$142,050

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: effects of the amount of our debt compared to stockholders’ equity and recent changes in our credit ratings; results of one or more purported class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs; deterioration of our operating results in recent periods; our ability to comply with restrictions imposed by our senior credit facility; the success or failure of CONSOL Energy’s efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL Energy’s competitors and CONSOL Energy’s ability to respond to such actions; recent declines in the creditworthiness of our customer base; risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair CONSOL Energy’s ability to sell coal and gas; management’s ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy’s ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy; and the effects of recent sales of our common stock on the market price of our common stock.

##

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS of INCOME

(Unaudited)

(Dollars in thousands—except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Sales – Outside	$623,975	$511,235	$1,214,463	$1,017,795
Sales – Related Parties	—	—	—	1,369
Freight – Outside	29,768	25,580	61,207	57,608
Freight – Related Parties	—	—	—	562
Other Income	20,841	19,703	49,769	38,993

Total Revenue and Other Income	674,584	556,518	1,325,439	1,116,327

Cost of Goods Sold and Other Operating Charges	482,793	383,691	929,331	791,562
Freight Expense	29,768	25,580	61,207	58,170
Selling, General and Administrative Expense	17,263	19,389	35,860	36,473
Depreciation, Depletion and Amortization	61,725	62,293	121,195	122,999
Interest Expense	8,321	8,490	17,382	17,966
Taxes Other Than Income	48,488	42,420	96,521	85,562
Export Sales Excise Tax Resolution	—	(614)	—	(614)

Total Costs	648,358	541,249	1,261,496	1,112,118

Earnings Before Income Taxes	26,226	15,269	63,943	4,209
Income Tax Expense (Benefit)	21	4,710	4,828	(9,739)

Earnings Before Cumulative Effect of Change in Accounting Principle	26,205	10,559	59,115	13,948

Cumulative Effect of Changes in Accounting for Mine Closing, Reclamation and Gas Well Closing Costs, net of Income Taxes of $3,035	—	—	—	4,768

Cumulative Effect of Changes in Accounting for Workers’ Compensation Liability, net of Income Taxes of $53,080	—	—	83,373	—

Net Income	$26,205	$10,559	$142,488	$18,716

Basic Earnings Per Share	$0.29	$0.13	$1.58	$0.24

Dilutive Earnings Per Share	$0.29	$0.13	$1.57	$0.24

Weighted Average Number of Common Shares Outstanding:
Basic	89,884,760	78,759,875	89,906,033	78,754,557

Dilutive	90,770,999	79,104,915	90,666,510	78,960,438

Dividends Paid Per Share	$0.14	$0.14	$0.28	$0.28

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands—except per share data)

	(Unaudited) JUNE 30, 2004	DECEMBER 31, 2003
ASSETS
Current Assets:
Cash and Cash Equivalents	$60,128	$6,513
Accounts and Notes Receivable:
Trade	96,975	89,971
Other Receivables	77,775	91,401
Inventories	111,886	103,358
Deferred Income Taxes	136,746	125,938
Recoverable Income Taxes	12,566	20,257
Prepaid Expenses	66,715	33,402

Total Current Assets	562,791	470,840

Property, Plant and Equipment:
Property, Plant and Equipment	6,322,483	6,274,030
Less – Accumulated Depreciation, Depletion and Amortization	3,187,607	3,212,523

Total Property, Plant and Equipment – Net	3,134,876	3,061,507

Other Assets:
Deferred Income Taxes	344,768	409,090
Investment in Affiliates	46,914	84,878
Restricted Cash	918	190,918
Other	106,486	101,745

Total Other Assets	499,086	786,631

TOTAL ASSETS	$4,196,753	$4,318,978

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands—except per share data)

	(Unaudited) JUNE 30, 2004	DECEMBER 31, 2003
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$123,674	$134,772
Short-Term Notes Payable	—	68,760
Current Portion of Long-Term Debt	3,812	53,330
Other Accrued Liabilities	566,489	567,737

Total Current Liabilities	693,975	824,599

Long-Term Debt:
Long-Term Debt	424,974	441,912
Capital Lease Obligations	—	—

Total Long-Term Debt	424,974	441,912

Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	1,515,456	1,494,615
Pneumoconiosis Benefits	433,231	441,076
Mine Closing	313,771	312,208
Workers' Compensation	126,864	255,785
Deferred Revenue	58,043	61,673
Salary Retirement	107,133	79,545
Reclamation	8,098	14,480
Other	109,217	102,448

Total Deferred Credits and Other Liabilities	2,671,813	2,761,830

Stockholders' Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 91,267,558 Issued; and 90,213,689 Outstanding at June 30, 2004, and 89,861,900 Outstanding at December 31, 2003	913	913
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	836,839	833,675
Retained Earnings (Deficit)	(308,179)	(425,470)
Other Comprehensive Loss	(111,678)	(102,601)
Common Stock in Treasury, at Cost—1,053,869 Shares at June 30, 2004 and 1,405,658 Shares at December 31, 2003	(11,904)	(15,880)

Total Stockholders' Equity	405,991	290,637

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,196,753	$4,318,978

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Operating Activities:
Net Income	$26,205	$10,559	$142,488	$18,716
Adjustments to Reconcile Net Income to
Net Cash Provided by Operating Activities:
Cumulative Effect of Change in Accounting Principle, net of tax	—	—	(83,373)	(4,768)
Depreciation, Depletion and Amortization	61,725	62,293	121,195	122,999
Compensation from Restricted Stock Unit Grants	286	—	286	—
Gain on the Sale of Assets	(9,215)	(8,503)	(30,336)	(17,403)
Amortization of Mineral Leases	413	417	3,501	1,424
Deferred Income Taxes	2,546	7,969	6,279	(15,638)
Equity in Earnings of Affiliates	399	4,740	3,395	5,077
Changes in Operating Assets:
Accounts Receivable Securitization	2,900	50,000	17,000	50,000
Accounts and Notes Receivable	24,326	45,618	(6,628)	30,402
Inventories	(1,964)	(1,938)	(8,528)	1,104
Prepaid Expenses	(13,453)	708	(33,314)	(4,782)
Changes in Other Assets	(8,123)	4,567	4,856	3,601
Changes in Operating Liabilities:
Accounts Payable	(17,224)	(3,855)	10,159	(30,622)
Other Operating Liabilities	5,103	41,489	6,681	97,460
Changes in Other Liabilities	17,414	(16,541)	35,433	(15,053)
Other	750	(1,781)	(1,457)	(3,415)

	65,883	185,183	45,149	220,386

Net Cash Provided by Operating Activities	92,088	195,742	187,637	239,102

Investing Activities:
Capital Expenditures	(100,285)	(64,074)	(204,597)	(110,720)
Additions to Mineral Leases	(889)	(557)	(3,387)	(3,222)
Investment in Equity Affiliates	(1,405)	(3,879)	(2,611)	(4,710)
Proceeds from Sales of Assets	6,578	3,857	20,102	80,735

Net Cash Used in Investing Activities	(96,001)	(64,653)	(190,493)	(37,917)

Financing Activities:
Payments on Commercial Paper	—	(125,673)	—	(177,954)
Payments on Miscellaneous Borrowings	(126)	(705)	(4,338)	(84)
Payments on Revolver	(100,000)	—	(65,000)	—
Payments on Long Term Notes	(45,000)	—	(45,000)	—
Proceeds from Long Term Notes	—	—	—	1,007
Dividends Paid	(12,598)	(11,016)	(25,174)	(22,032)
Withdrawal from Restricted Cash	190,000	—	190,000	—
Issuance of Treasury Stock	4,139	328	5,983	328

Net Cash Provided by (Used in) Financing Activities	36,415	(137,066)	56,471	(198,735)

Net Increase (Decrease) in Cash and Cash Equivalents	32,502	(5,977)	53,615	2,450
Cash and Cash Equivalents at Beginning of Period	27,626	19,944	6,513	11,517

Cash and Cash Equivalents at End of Period	$60,128	$13,967	$60,128	$13,967

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Dollars in Thousands—except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Compre- hensive Income (Loss)	Treasury Stock	Total Stock- holders' Equity
Balance –
December 31, 2003	$913	$833,675	$(425,470)	$(102,601)	$(15,880)	$290,637

(Unaudited)

Net Income	—	—	142,488	—	—	142,488

Treasury Rate Lock (Net of $27 tax)	—	—	—	(40)	—	(40)
Interest Rate Swap Contract (Net of ($514) tax)	—	—	—	807	—	807
Gas Cash Flow Hedge (Net of $6,332 tax)	—	—	—	(9,844)	—	(9,844)

Comprehensive Income (Loss)	—	—	142,488	(9,077)	—	133,411

Issuance of Restricted Stock Units under the Equity Incentive Plan (194,968 units)	—	286	—	—	—	286
Stock-Based Compensation	—	848	—	—	—	848
Treasury Stock Issued (351,789 shares)	—	2,030	—	—	3,976	6,006
Dividends ($.28 per share)	—	—	(25,197)	—	—	(25,197)

Balance –
June 30, 2004	$913	$836,839	$(308,179)	$(111,678)	$(11,904)	$405,991

CONSOL Energy Inc. and subsidiaries

Financial and Operating Statistics

	Quarter Ended June 30
	2004	2003
AS REPORTED FINANCIALS:
Revenue ($ MM)	$674.584	$556.518
EBIT ($MM)	$33.302	$21.858
EBITDA ($ MM)	$95.027	$84.151
Net Income / (Loss) ($ MM)	$26.205	$10.559
EPS(diluted)	$0.29	$0.13
Average shares outstanding—Dilutive	90,770,999	79,104,915

CAPEX, excl. acquisitions ($ MM)	$100.285	$64.074

COAL OPERATIONAL:
# Mining Complexes (end of period)	19	20
# Complexes Producing (end of period)	14	15
Sales (MM tons)-Produced only	16.736	15.381
Average sales price * ($/ton)	$29.77	$27.38
Production income ($/ton)	$1.91	$2.17
Production (MM tons)-Produced only	16.51	15.54
Produced Tons Ending inventory (MM tons)****	0.987	2.530
* note: average sales price of tons produced

GAS OPERATIONAL/FINANCIAL(including equity companies):
8/8 BASIS
GAS sales volumes (Bcf) gross	13.8	12.6
GAS sales price ($/Mcf) net of hedging	$4.98	$4.09
GAS revenue net of hedging ($MM)**	$68.779	$51.620

7/8 BASIS
GAS sales volumes (Bcf)	12.1	11.0
GAS sales price ($/Mcf) net of hedging	$4.94	$4.06
GAS revenue net of hedging ($MM)**	$59.627	$44.823

GAS EBIT ($MM)**	$32.124	$17.173
GAS EBITDA ($MM)**	$40.564	$26.842
GAS CAPEX ($ MM)***	$19.723	$18.240
OTHER INVESTING CASH FLOWS ($ MM)	$1.093	$0.327
** note:gas revenue, EBIT, EBITDA, and CAPEX included in total company financials
*** note: excludes equity companies
**** note: includes equity companies